Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations
Phone:	312-819-7259
Email:	andy.rieth@hill-rom.com

Media
Contact:	Larry Baumann, Executive Director, Corporate Communications
Phone:	312-819-7248
Email:	larry.baumann@hill-rom.com

HILL-ROM ANNOUNCES DEFINITIVE AGREEMENT TO
ACQUIRE TRUMPF MEDICAL

Combination Will Enhance Product Portfolio
to Create Integrated Operating Room Solutions Provider

Diversifies Revenue Stream and Expands Global Footprint

Immediately Accretive to Adjusted EPS

Company to Host Conference Call Today

CHICAGO, IL June 16, 2014 -- Hill-Rom Holdings, Inc. (NYSE: HRC) today announced the signing of a definitive agreement to purchase TRUMPF Medical, the medical unit of the privately held TRUMPF Group, for approximately $250 million in cash.  The transaction is expected to close late in the Company’s fiscal fourth quarter and will be immediately accretive to adjusted earnings per share.

TRUMPF Medical, based in Germany, provides a portfolio of well-established operating room (OR) infrastructure products such as surgical tables, surgical lighting, and supply units.  Hill-Rom’s surgical portfolio already includes leading products for surgical safety and efficiency such as Bard-Parker scalpels, the Allen Advance Spine Table, patient positioning accessories, surgical supplies and surgical fluids management systems.

The addition of TRUMPF Medical’s line of integrated OR solutions doubles Hill-Rom’s surgical portfolio with market leading operating room products and positions the company to capitalize on new customer partnerships. This acquisition also strengthens the Company’s geographic footprint in high-growth markets, including Asia/Pacific, the Middle East, Eastern Europe, and Latin America.

“The acquisition of TRUMPF Medical reflects our focused and disciplined strategy to pursue acquisitions that capitalize on Hill-Rom’s brand equity in targeted areas, diversify our portfolio and meet our objectives for growth and value creation,” said John J. Greisch, President and CEO of Hill-Rom. “The TRUMPF Medical business expands our portfolio beyond patient handling and mobility with innovative solutions for the operating room and diversifies our revenue stream with a sizable international surgical platform that will allow us to capitalize on emerging market growth.  As a result, we will be able to leverage our existing sales channels and customer relationships in order to better address their needs.  We look forward to playing an even greater role in improving patient care achieving greater levels of efficiency and reducing healthcare costs.”

TRUMPF Medical’s revenues for the last twelve months were approximately $250 million, having grown at a compound annual rate of 6 percent between 2010 and 2013.  More than 80 percent of TRUMPF Medical’s current revenue is outside North America, with approximately one-third of revenue in Asia/Pacific, the Middle East, Eastern Europe, and Latin America.  In fiscal year 2015, Hill-Rom expects TRUMPF Medical to add approximately $0.12 - $0.15 per share in adjusted earnings.The transaction, which will be funded with a combination of cash and borrowings on the Company’s existing credit facility, is subject to customary closing conditions and approval by regulatory authorities.

Conference Call Webcast and Dial-in Information

The Company will host a conference call and webcast to discuss the transaction today at 8:30 am ET.

Webcast: To join the live audio only webcast, go to http://www.media-server.com/m/p/4fb6vako.

Conference Call Audio Only Dial-in information: To join the live conference call, dial 877-304-8969 domestic callers / 631-291-4543 international callers.  The following Confirmation Code is required for both: 61154098. Callers will need to provide their name, company affiliation and telephone number to the conference operator.  A recording of the webcast/call audio will be available for telephone replay through June 22, 2014, domestically at 855-859-2056 and internationally at 404-537-3406. For the replay, callers will need to use confirmation code 61154098. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at http://ir.hill-rom.com/events.cfm.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with more than 6,500 employees in over 100 countries. We partner with health care providers by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Clinical Workflow, Surgical Safety and Efficiency, and Respiratory Health. Around the world, Hill-Rom's people, products, and programs work towards one mission: Enhancing outcomes for patients and their caregivers.

www.hill-rom.com

Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc. routinely provides earnings per share results and guidance on an adjusted basis because the Company’s management believes that the presentation provides useful information to investors.  These measures exclude strategic developments, special charges or other unusual events.  Such items may be highly variable, difficult to predict and of a size that sometimes have substantial impact on the Company's reported operations for a period. Often, prospective quantification of such items is not feasible.

The Company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions.  This adjustment is made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income, earnings per share and other measures that have historically included this expense.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Disclosure Regarding Forward Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. For a more in depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or revise any forward-looking statements.

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